Exhibit (a)(11)

For Immediate Release:

Date: January 2, 2004

FUR INVESTORS ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR SHARES OF FIRST UNION
                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

      Jericho, New York, January 2, 2004 - FUR Investors, LLC announced today the final results of its offer to purchase up to 5,000,000 common shares of beneficial interest of First Union Real Estate Equity and Mortgage Investments ("First Union") (NYSE: FUR), at a cash price of $2.30 per share (subject to applicable withholding of United States federal, state and local taxes), which expired at 12:00 midnight, New York City time, on Monday, December 29, 2003

      Based on the final count by National City Bank, the depositary for the offer, 15,769,184 common shares of beneficial interest of First Union were validly tendered in the offer and not withdrawn. FUR Investors will purchase 5,000,000 shares, resulting in an estimated proration factor of approximately 31.70746% of the shares validly tendered.

      Any questions regarding the tender offer should be directed to MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885.


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